Press Release

FOR IMMEDIATE RELEASE

NORTHEAST COMMUNITY BANCORP, INC.

APPOINTS JOSE M. COLLAZO PRESIDENT

White Plains, New York – January 4, 2013 – Northeast Community Bancorp, Inc. (NASDAQ: NECB) (the “Company”) the holding company for Northeast Community Bank (the “Bank”) today announced that Jose M. Collazo has been promoted to President and Chief Operating Officer of the Company and the Bank. Mr. Collazo will succeed Kenneth A. Martinek as President. Mr. Martinek will remain Chairman and Chief Executive Officer of the Company and the Bank. The Company and Bank have reallocated these executive responsibilities to allow Mr. Martinek to continue to focus his efforts on the Bank’s strategic direction and governance and the improvement of the loan portfolio.

Kenneth A. Martinek, President and Chief Executive Officer of Northeast Community Bancorp, commented, “Jose’s appointment is the result of his stellar performance spanning over 28 years with the Bank. Jose’s track record is a diverse and very successful one that has prepared him well for this critical role. We are confident that Jose will continue to provide exemplary leadership.”

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank that operates four full-service branches in New York and four full-service branches in Danvers, Plymouth, Framingham and Quincy, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

Contact:

Kenneth A. Martinek

Chairman, President and CEO

Telephone: (914) 684-2500